CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-52372 on Form N-2 of our report dated October 21, 2005 relating to the financial statements and financial highlights of Merrill Lynch Senior Floating Rate Fund II, Inc. (the "Fund") (to be renamed BlackRock Senior Floating Rate Fund II, Inc.) and of our report dated October 21, 2005 relating to the financial statements and financial highlights of Master Senior Floating Rate Trust (the "Trust"), both appearing in the corresponding Annual Reports on Form N-CSR of the Fund and of the Trust for the year ended August 31, 2005. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP

Princeton, New Jersey
August 30, 2006